Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

My Size, Inc.

My Size, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.       The name of the Corporation is My Size, Inc. The Corporation was organized under the name “Topskin Medical, Inc.” on September 20, 1999.

2.       The Certificate of Incorporation of the Corporation is hereby amended and restated to read as follows:

FIRST: The name of the Corporation is My Size, Inc. (the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The Corporation is to have perpetual existence.

FIFTH: The total number of shares of stock which the Corporation shall have authority to issue is fifty million 50,000,000 shares of common stock with a par value of $0.001 per share.

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws of the Corporation.

SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law. No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

EIGHTH: The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the General Corporation Law, as amended from time to time, each person that such section grants the Corporation the power to indemnify.

NINTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

TENTH: Election of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its chief executive officer this 22nd day of March, 2017.

By:	/s/ Ronen Luzon
Ronen Luzon
Chief Executive Officer